Exhibit 5.1

mwe.com Bertrand Delafaye bdelafaye@mwe.com +33 1 81 69 15 02

August 1, 2022

DBV Technologies SA

177-181 Avenue Pierre Brossolette

92120 Montrouge France

Re: Resale from time to time of up to 11,593,170 Ordinary Shares which may be represented by American Depositary Shares

Ladies and Gentlemen,

We have acted as special French counsel for DBV Technologies S.A. (the “Company”), a French société anonyme, in connection with the proposed resale from time to time of up to 11,593,170 Ordinary Shares of the Company with a nominal value of €0.10 each (the “Resale Shares”), which may be represented by American Depositary Shares (“ADS”), each ADS representing one-half of one Ordinary Share, by entities affiliated with Baker Bros. Advisors LP. The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S- 3 (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Resale Shares.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Resale Shares are validly issued, fully paid and non-assessable.

In rendering the opinion above, we have assumed that the shareholders’ resolutions authorizing the Company to issue the Resale Shares were in full force and effect at all times at which the Resale Shares were issued and delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of ordinary shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the ordinary shares.

We are members of the Paris bar and this opinion is limited to the laws of France as currently in effect. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication.

23 rue de l’Université 75007 Paris Tel +33 1 81 69 15 00 Fax +33 1 81 69 15 15 Palais P62

McDermott Will & Emery est constituée à Paris sous la forme d’une Association d’Avocats à Responsabilité Professionnelle Individuelle. Les associés de McDermott Will & Emery AARPI sont constitués sous la forme de sociétés d’exercice libéral à responsabilité limitée.

mwe.com

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect the registration of the Resale Shares under the Securities Act and to the reference to McDermott Will & Emery AARPI under the caption “Legal Matters” in such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of France.

Very truly yours,

/s/ McDermott Will & Emery A.A.R.P.I

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